SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 28, 1996


                      KURZWEIL APPLIED INTELLIGENCE, INC.

             (Exact name of registrant as specified in its charter)

          Delaware                   0-20256                 04-2815079
(State or other jurisdiction       (Commission            (I.R.S. Employer
     of incorporation)              File Number)          Identification No.)


         411 Waverley Oaks Road
         Waltham, Massachusetts                                 02154
(Address of principal executive offices)                       (Zip code)

Registrant's telephone number, including area code: (617) 893-5151

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Item 4. Changes In Registrant's Certifying Accountant

By letter dated June 28, 1996, Ernst & Young LLP ("EY") stated that it has resigned as the Company's independent public accountants.

EY's report dated March 29, 1996 (except as to Note 3 as to which the date is May 9, 1996) contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1996 contains the following modification:

     "The accompanying financial statements have been prepared assuming that Kurzweil Applied Intelligence, Inc. will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company has incurred substantial losses and had negative cash flows from operations in each of the last three fiscal years and experienced a decline of approximately 25% in total revenues during 1996 compared with the prior year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty."

Since January 9, 1995, when EY was first retained as the Company's independent auditors, the Company has had no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of EY would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Since January 9, 1995 no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

A new independent auditor of the Company has not yet been retained.

The Company has requested EY to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company above and, if not, stating the respects in which it does not agree. A copy of such letter will be filed in accordance with Item 304(a)(3) of Regulation S-K.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     Kurzweil Applied Intelligence, Inc.

Date: July 2, 1996                      /s/ Thomas E. Brew, Jr.
                                     -----------------------------------
                                            Thomas E. Brew, Jr.
                                            President & Chief Executive Officer